THIS AMENDMENT dated January 28, 2008 (this "Amendment"), is made to the Distribution Agreement dated October 31, 2005 (the "Agreement") by and among Dividend Growth Trust, a Delaware business trust (the "Fund"), Dividend Growth Advisors, LLC, a South Carolina limited liability corporation (the "Adviser"), and Unified Financial Securities, Inc., an Indiana corporation (the "Distributor").

W I T N E S S E T H :

WHEREAS, the parties have entered into the Distribution Agreement to appoint the Distributor as the distributor of the Fund's shares of beneficial interest; and

WHEREAS, the parties desire to amend the Distribution Agreement in order to provide that the Distributor will utilize a portion of the sales loads and distribution fees received pursuant to the Distribution Agreement to pay certain marketing expenses.

WHEREAS, all capitalized terms not otherwise defined herein shall have the meanings thereto ascribed in the Distribution Agreement;

NOW, THEREFORE, each of the parties agrees that as of the date first referenced above, the Agreement shall be amended as follows:

1. The following shall be added to Exhibit A:

III. Payment of Marketing Expenses.

To the extent consistent with the Fund's offering documents, the Distributor will allocate up to 80% of sales loads received with respect to the Shares:

	%
Marketing	**70%**
Printing	**15%**
Broker/Dealers	**10%**
Other	**5%**

The above is a projection. Any modification to said projection shall be by mutual agreement of all parties

Notwithstanding the foregoing, in no event will the Distributor be required to pay any expenses in the event that the Distributor determines, in its reasonable opinion, that such payment would violate applicable laws or regulations.

2. Except as specifically set forth herein, (a) no provision of this Amendment is intended to alter or otherwise impact the terms and conditions of the Agreement; and (b) all provisions of the Distribution Agreement remain in full force and effect. In the event of a conflict between the terms of this Amendment and the Distribution Agreement, this Amendment shall control, with respect to the matters set forth herein.

7. This Amendment may be executed in two or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

8. This Amendment shall be governed by the laws of the State of Indiana, without regard to its principles of conflicts of laws.

9. Capitalized terms not defined in this Amendment have their respective meaning as defined in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

Dividend Growth Trust

By Earl L Mason
Name: Earl L Mason
Title: Chairman of the Board of Trustees

Dividend Growth Advisors, LLC

By C Troy Shaver Jr
Name: C Troy Shaver Jr
Title: President & CEO

Unified Financial Securities, Inc.

By Melissa K. Gallagher
Name: Melissa K. Gallagher
Title: President

Attest Stephen D. Highsmith, Jr.